Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 33-43512, 333-83958 and 333-110273) and on Form S-8 (File Nos. 333-02563, 333-25563, 333-60776 and 333-72542) of TECO Energy, Inc. of our report dated March 2, 2004 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 2, 2004 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

March 9, 2004